Exhibit n.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Oxford Lane Capital Corp.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statement of assets and liabilities, including the schedule of investments, of Oxford Lane Capital Corp. (the “Fund”) as of March 31, 2019 and the related statements of operations and cash flows for the year ended March 31, 2019, and the statement of changes in net assets for each of the two years ended March 31, 2019, and in our report dated May 7, 2019, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the statement of assets and liabilities, including the schedules of investments, as of March 31, 2018, March 31, 2017, March 31, 2016, March 31, 2015, March 31, 2014 and March 31, 2013, and the related statements of operations, cash flows and changes in net assets for the years ended March 31, 2018, March 31, 2017, March 31, 2016, March 31, 2015, March 31, 2014, and March 31, 2013 (none of which are presented herein), and we expressed unqualified opinions on those financial statements. In our opinion, the information set forth in the senior securities table of Oxford Lane Capital Corp. as of March 31, 2019, March 31, 2018, March 31, 2017, March 31, 2016, March 31, 2015, March 31, 2014, and March 31, 2013, appearing on page 51 of this registration statement on Form N-2, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 7, 2019